UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (date of earliest event reported) – June 15, 2006

ZIFF DAVIS HOLDINGS INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	333-99939 Commission file number	36-4355050 (I.R.S. Employer Identification No.)
28 East 28th Street, New York, New York 10016
(Address of principal executive offices including zip code)
(212) 503-3500
(Registrant’s telephone number, including area code)

ITEM 1.01 Entry into a Material Definitive Agreement
SIGNATURE

ITEM 1.01 Entry into a Material Definitive Agreement
On June 15, 2006, the Board of Directors of the Registrant and the Compensation Committee of the Board approved (a) the adoption of the Registrant’s 2006 Long-Term Management Incentive Plan (the “2006 Plan”) and the execution of grant agreements pursuant to the Plan and (b) the execution of an amendment (the “Amendment”) to the Registrant’s amended and restated executive agreement (the “Executive Amendment”) with Robert Callahan, the Registrant’s chief executive officer.
Pursuant to the 2006 Plan, bonus pools shall be created in the event of the sale of any one or more divisions of the Registrant, in an amount per division equal to one percent of the consideration received by the Registrant for such division with an additional amount possible based on the results of such sale. Subject to certain conditions set forth in the 2006 Plan, a participant shall be paid a percentage, specified in the grant agreement (as may be adjusted pursuant to the terms of the 2006 Plan), of the bonus pool applicable to any division with respect to which the participant is granted a participation interest; provided, however, that any participation interest shall be forfeited if the participant’s employment with the Registrant is terminated, for any reason other than by the Registrant without cause or due to the death of the participant, prior to the sale of a division with respect to which the participant has a participation interest.
Pursuant to the Amendment, Mr. Callahan shall be paid a bonus of $5,000,000, subject to certain conditions, upon consummation of the sale of the Registrant, as defined in the Executive Agreement, provided that his employment with the Registrant was not, prior to the earlier of such sale date or December 31, 2007, terminated by the Registrant for cause or by him for good reason, as defined in the Executive Agreement.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ziff Davis Holdings Inc.
By:	/s/ Robert F. Callahan
Robert F. Callahan
Chief Executive Officer

Date:	June 21, 2006